John Hancock Financial Services

John Hancock Place Post Office Box 111 Boston, Massachusetts 02117 (617)572-9197 Fax: (617)572-9161 E-mail: jchoodlet@jhancock.com

James C. Hoodlet

Vice President and Counsel

June 6, 2008

Re:	John Hancock Life Insurance Company of New York Separate Account B (the “Account”)

John Hancock Life Insurance Company of New York (the “Company”)

File No. 333-148992, Pre-Effective Amendment # 1, Form N-6

(the “Registration Statement”)

Dear Madam/Sir:

As counsel to the Company, I am rendering the following opinion in connection with the filing with the Securities and Exchange Commission of the above Registration Statement under the Securities Act of 1933 for registration of interests in the Account funding the Company’s flexible premium survivorship variable universal life insurance policies (the “Policies”).

In the course of preparing this opinion, I have reviewed the corporate records with respect to the Account, and such other matters as I deemed necessary and appropriate. Based on such review, I am of the opinion that the Policies (and interests therein) which are the subject of the Registration Statement will, when sold, be legally issued and represent binding obligations of the Company, the depositor for the Account.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ James C. Hoodlet
James C. Hoodlet